EXHIBIT 99.1
For Immediate Release
ROCKY MOUNTAIN CHOCOLATE FACTORY REPORTS
FIRST QUARTER OPERATING RESULTS
DURANGO, Colorado (July 9, 2009)—Rocky Mountain Chocolate Factory, Inc. (NASDAQ Global Market: “RMCF”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the first quarter of FY2010.
For the three months ended May 31, 2009, total revenues declined 5.5 percent to approximately $6.7 million, compared with approximately $7.1 million in the first quarter of the previous fiscal year (FY2009). Same-store sales at franchised retail units decreased 6.7 percent during the most recent quarter, when compared with the prior-year quarter. The decline in same-store sales is believed to be due to the economic recession that continues to negatively impact retailing, in general, and regional shopping mall customer traffic, in particular. Total factory sales declined 3.8 percent, primarily due to a 6.0 percent decrease in same-store pounds purchased by franchised stores and a 1.0 percent decrease in the average number of franchised stores in operation, partially offset by an 18.4 percent increase in product shipments to customers outside of the Company’s system of franchised retail stores.
Net earnings declined 25.5 percent to $747,749 in the quarter ended May 31, 2009, versus $1,003,973 in the corresponding period of the previous fiscal year. The decline in earnings was primarily due to lower royalty, marketing and franchise fees, along with the decline in same-store pounds of factory products purchased by franchisees. Basic earnings per share declined 29.4 percent to $0.12 in the most recent quarter, compared with $0.17 in the year-earlier period. Diluted earnings per share decreased 25.0 percent to $0.12 in the first quarter of FY2010, compared with $0.16 in the first quarter of FY2009.
“Our operating results continued to suffer from the effects of economic recession and a lack of available credit for new store openings by our franchisees during the most recent quarter,” commented Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “However, I would note that the 6.7 percent decline in same-store sales and 6.0 percent decrease in same-store pounds purchased by franchisees were not as great as in the fourth quarter of FY2009, and this provides us with some ‘cautious optimism’ that the U.S. retailing environment may be stabilizing. We cannot be certain if this is true, however, and our franchisees continue to grapple with difficulties accessing the credit necessary to finance new stores.”
“Only three new franchised stores opened during the first quarter, compared with eight new store openings in the first quarter of fiscal 2009, resulting in a corresponding drop in franchise fees. The average number of franchised stores in operation declined by one percent to 324 in the three months ended May 31, 2009 from 327 in the three months ended May 31, 2008, and this, along with lower same-store sales, were key factors in the 11.8 percent decline in royalty and marketing fees that we recorded in the first quarter.”
“We continue to focus on efforts that can assist our franchisees in coping with the worst recession in the past 75 years and better position our retail network for long-term success,” continued Merryman. “For example, we have worked with a number of franchisees to negotiate lower rents with their landlords, and we are working to selectively acquire a few franchised stores for operation by the Company or for resale to other franchisees in the future. While our earnings were down from prior-year levels, I am confident that our first quarter pretax profit margin, at 17.8 percent of revenues, compares favorably with the results being reported by many retailers in the current economic environment.”

“From a balance sheet perspective, we continued to strengthen our financial position in the first quarter. Cash and cash equivalents stood at $2.2 million as of May 31, 2009, which represented an increase of 74% when compared with cash and cash equivalents at the end of February 2009. Our current ratio remained healthy at 3.5-to-1.0, we had no debt outstanding, and stockholders’ equity approximated $13.5 million,” concluded Merryman.
During the first quarter of FY2010, franchisees opened new stores in Harrison Hot Springs, British Columbia and Cedar Park, Texas as well as a Cold Stone Creamery co-branded store in Durant, Oklahoma. A complete list of stores is available on the Company’s website at www.RMCF.com.
On June 12, 2009, the Company paid its 24th consecutive quarterly cash dividend, in the amount of $0.10 per share, to shareholders of record June 1, 2009.
The Company will host a conference call today, Thursday, July 9, 2009, at 4:15 p.m. EDT to discuss first quarter operating results and other topics of interest. To participate in the conference call, please dial 800-860-2442 (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”. A replay of the conference call will be available one hour after completion of the call until July 16, 2009 at 5:00 pm EDT by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering conference I.D. # 431930.
Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The Nasdaq Market under the symbol “RMCF”.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s test with Cold Stone Creamery Brands to test co-branded stores and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.
For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during the first
	three months ended	Stores open as of
	May 31, 2009	May 31, 2009
United States:
Franchised Stores	1	268
Company-owned Stores	0	7
International Licensed Stores	1	47

Cold Stone Co-branded	1	5

Total	3	327

SELECTED BALANCE SHEET DATA
(in thousands)

	May 31, 2009	February 29, 2009
	(unaudited)	(audited)
Current Assets	$10,712	$10,142
Total Assets	$17,374	$16,841
Current Liabilities	$3,090	$2,771
Stockholders’ Equity	$13,478	$13,242

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2009	2008	2009	2008
Revenues
Factory sales	$4,881	$5,072	73.2%	71.8%
Royalty and marketing fees	1,272	1,442	19.1%	20.4%
Franchise fees	10	168	0.1%	2.4%
Retail sales	506	379	7.6%	5.4%
Total revenues	6,669	7,061	100.0%	100.0%

Costs and Expenses
Cost of sales	3,608	3,697	54.1%	52.4%
Franchise costs	370	320	5.5%	4.5%
Sales and marketing	338	391	5.1%	5.5%
General and administrative	667	625	10.0%	8.9%
Retail operating	324	212	4.9%	3.0%
Depreciation and amortization	179	198	2.7%	2.8%

Total costs and expenses	5,486	5,443	82.3%	77.1%

Income from Operations	1,183	1,618	17.7%	22.9%

Other Income (Expense)
Interest expense	—	(4)	—%	(0.1%)
Interest income	5	8	0.1%	0.2%
Other, net	5	4	0.1%	0.1%

Income Before Income Taxes	1,188	1,622	17.8%	23.0%

Provision for Income Taxes	440	618	6.6%	8.8%

Net Income	748	1,004	11.2%	14.2%

Basic Earnings per Common Share	$0.12	$0.17
Diluted Earnings per Common Share	$0.12	$0.16

Weighted Average Common Shares Outstanding	5,993	5,982
Dilutive Effect of Stock Options	197	127
Weighted Average Common Shares Outstanding, Assuming Dilution	6,190	6,109